EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Company	Jurisdiction of Incorporation
REMEC Microwave, Inc.	California

REMEC Mexico, S.A. de C.V.	Mexico

REMEC Nanowave, Inc. (94.2% owned)	Delaware

REMEC Nanowave Canada Incorporated	Nova Scotia

REMEC Nanowave Technologies Inc.	Nova Scotia

REMEC Leaseco, Inc.	California

REMEC Components, Inc.	California

Ampere Investment Group	Delaware

Roundhill Assets Ltd.	Delaware

REMEC, Inc.	Delaware

REMECINC SRL	Costa Rica

REMEC International, Inc.	Barbados

REMEC China Holdings SRL	Barbados

REMEC Wireless Telecommunication (Shanghai) Co. Ltd.	China

REMEC Himark (Hong Kong) Limited	Hong Kong

REMEC Himark (Beijing)

RMPI, LLC	California

RMPI, LLC - Philippines Brach	Philippines

REMEC Manufacturing Philippines, Inc.	Philippines

REMEC Europe plc	United Kingdom

Airtech Wireless Communications Ltd.	United Kingdom

REMEC UK Ltd.	United Kingdom

REMEC Mersum Oy	Finland

REMEC Oy	Finland

REMEC Finland Oy	Finland

REMEC Korea Corporation	Korea

Spectrian Corporation	Delaware

Spectrian International Corporation	Delaware

REMEC Korea Corporation	Korea

Spectrian do Brasil, Ltda.	Brazil

Spectrian Telecommunications (Shanghai) Co. Ltd.	China

Paradigm Wireless Systems, Inc.	Delaware

Paradigm International Ventures, LLC	Delaware